EXHIBIT 3

                              INVESTMENT AGREEMENT

         INVESTMENT AGREEMENT (this "Agreement"), dated as of February 7, 2001, between STAR Telecommunications, Inc., a Delaware corporation (the "Company"), and IDT Investments Inc., a Nevada corporation ("IDT").

         WHEREAS, on February 1, 2001, the Company issued and sold 2,398,082 shares (the "Initial Shares") of Common Stock, par value $0.001 per share, of the Company (the "Common Stock") to IDT at a price of $0.417 per share of Common Stock.

         WHEREAS, IDT desires to purchase additional shares of Common Stock and the Company desires to issue and sell additional shares of Common Stock to IDT, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, IDT desires to acquire warrants to purchase shares of Common Stock and the Company desires to grant to IDT warrants to purchase shares of Common Stock, subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the Company and IDT hereby agree as follows:

Section 1. Subscription and Grant of Warrants
           -----------------------------------

         1.1. Subscription for Common Stock. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to issue and sell and IDT hereby agrees to purchase from the Company (i) 3,074,149 shares of Common Stock, at a price of $0.417 per share of Common Stock and (ii) 3,227,856 shares of Common Stock, at a price of $0.397 per share of Common Stock (together, the "Shares"), subject to post-closing adjustments as provided in Section 1.5.

         1.2. Grant of Warrants. At the Closing (as defined below) the Company will deliver to IDT, in connection with purchase of the Shares, warrants, in the form attached hereto as Annex A (the "Warrant Certificate"), to purchase (the "Warrants") 3,389,249 shares of Common Stock, subject to adjustments as provided by the terms of the Warrants, at a price per share equal to $0.833, subject to adjustments as provided by the terms of the Warrants.

         1.3. Issuance of Common Stock; Delivery of Warrant Certificate; Execution of Additional Agreements. At the Closing upon the terms and subject to the conditions of this Agreement:

              (a) Against delivery of the share certificate(s) referred to in clause (b) below, IDT will pay to the Company cash in immediately available funds in the amount of $2,563,840, representing payment in full of the aggregate purchase price for the Shares (the "Purchase Price"), subject to the post-closing adjustments as provided in Section 1.5, to a bank account specified by the Company not later than two Business Days prior

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to the date of the Closing. "Business Day" for purposes of this Agreement means a day other than a Saturday, Sunday or day on which banks in the States of California or New York are authorized to close.

              (b) Against payment of the Purchase Price, the Company will issue and deliver to IDT (i) a share certificate or certificates representing the Shares and (ii) the Warrant Certificate representing the Warrants, each registered in IDT's name.

              (c) The Company and IDT shall execute and deliver to each other the Registration Rights Agreement relating to the Initial Shares, the Shares, the shares of Common Stock to be issued pursuant the Warrants (the "Warrant Shares") and other shares of Common Stock currently beneficially owned by IDT and its affiliates, in the form attached as Annex B hereto (the "Registration Rights Agreement").

         1.4. Closing. The issuance and delivery of the Shares by the Company to IDT and the delivery of the Purchase Price by IDT to the Company (the "Closing"), will take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 10:00 A.M. on February 7, 2001, subject to the satisfaction or waiver of the conditions set forth in Sections 5 and 6, or at such other time and place as the Company and IDT may agree orally or in writing.

         1.5. Post-Closing Adjustments.
              ------------------------

              (a) Closing Adjustments. In the event the Post Closing Market Price (as defined below) is less than $0.397 per share, the Company shall provide to IDT for no additional consideration the number of shares necessary to cause the average price per share for the shares purchased pursuant to Section 1.1(ii) above and such additional shares to be not higher than the Post Closing Market Price.

              The "Post Closing Market Price" shall mean the multiple of (i) 95% and (ii) the lowest reported last sale price per share (rounded down to nearest 1/100 of a cent) in the regular trading session on the principal national securities exchange or inter-dealer quotation system on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system, during the 30 days following the date of the Closing.

              (b) Gotel Closing Adjustments. Upon consummation of the Purchase Agreement and the related transactions between the Company and Gotel Investments Ltd. (the "Gotel Signing"), the Company shall promptly provide IDT with a copy of the transaction documents related to the Gotel Signing. Following the expiration and/or exercise of all or any portion of the warrants issued to Gotel Investments Ltd. in connection with the Gotel Signing (the "Gotel Closing"), the following adjustments shall be made:


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              (i) If the weighted average purchase price per share of Common
         Stock paid by Gotel Investments Ltd. to the Company in the Gotel Closing (the "Gotel Purchase Price") is less than $0.417 per share, the Company shall provide IDT for no additional consideration the number of shares necessary to cause the average price per share for the shares purchased by IDT pursuant to Section 1.1(i) above and such additional shares to be not higher than the Gotel Purchase Price.

              (ii) If the Gotel Purchase Price is less than $0.397 per share, the Company shall provide IDT for no additional consideration the number of shares necessary to cause the average price per share for the shares purchased by IDT pursuant to Section 1.1(ii) above and such additional shares to be not higher than the Gotel Purchase Price.

         Section 2. Representations, Warranties and Acknowledgments of IDT. IDT hereby represents, warrants and acknowledges to the Company, as follows:

         2.1. No Registration of Shares, Warrants and Warrant Shares. IDT is aware that the Initial Shares, the Shares, the Warrants and Warrant Shares (collectively, the "Investor Securities") have not been registered under the Securities Act of 1933, as amended (the "Act"), that such offer and sale are intended to be exempt from registration under the Act and the rules promulgated thereunder by the Securities and Exchange Commission (the "SEC"), and that the Investor Securities cannot be offered, sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available. IDT is also aware that sales or transfers of the Investor Securities are further restricted by state securities laws and that the certificates for the Investor Securities will bear appropriate legends restricting their transfer pursuant to applicable laws.

         2.2. Suitability of Investment. (a) IDT is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Act as presently in effect and is acquiring the Investor Securities for its own account, or for the account of another "accredited investor" who is an affiliate of IDT and who can make all of the representations contained herein, for investment purposes only and not with a view to the resale or distribution thereof;

              (b) IDT will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Investor Securities, except in accordance with applicable federal and state securities laws, to the extent applicable, and the provisions of the Registration Rights Agreement;

              (c) IDT has such knowledge and experience in financial, business and tax matters that IDT is capable of evaluating the merits and risks relating to IDT's investment in the Investor Securities and making an investment decision with respect to the Company;


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


              (d) IDT has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and the investment in the Investor Securities; and

              (e) IDT is aware that there are substantial risks incident to an investment in the Investor Securities, particularly in light of the Company's current financial condition.

         2.3. Corporate Authority. IDT has all requisite corporate power and authority and has or will have taken all corporate and other action necessary in order to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement. Each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of IDT enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 3. Representations, Warranties and Acknowledgments of the Company. The Company hereby represents, warrants and acknowledges to IDT on the date hereof and as of the date of the Closing as follows:

         3.1. Organization, Good Standing and Qualification. Each of the Company and each of its "significant subsidiaries" (each an "STAR Subsidiary") within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of the Company and each STAR Subsidiary is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below).

         As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, assets, business, results of operations or prospects of the Company and its subsidiaries taken as a whole; provided, however, that any such effect resulting from any change that affects companies in the telecommunications industry generally (provided that the Company is not disproportionately impacted by such change), shall not be considered when determining if a Company Material Adverse Effect has occurred.

         3.2. Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and

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perform its obligations under this Agreement, the Registration Rights Agreement and the Warrants (collectively, the "Equity Documents") and to consummate the transactions contemplated hereby. The Company has duly executed and delivered the Equity Documents. Each of the Equity Documents is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.3. Capital Structure. (a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock, $0.001 par value, of which 61,482,980 shares were outstanding as of the close of business on the date hereof, and 5,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are outstanding as of the close of business on the date hereof. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Investor Securities have been duly authorized and, when (i) the Shares and Warrants are issued, delivered and paid for in accordance with the terms of this Agreement, the Shares and Warrants will be validly issued, fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law and (ii) the Warrant Shares are issued, delivered and paid for in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law. The term "Applicable Law" for purposes of this Agreement means (a) any United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Entity (as defined in Section 5.4) and (b) any rule or listing requirement of any applicable national securities exchange or association or listing requirement of any national securities exchange or association or SEC recognized trading market on which securities issued by the Company are listed or quoted.

              (b) Except as otherwise contemplated by this Agreement or as set forth on Schedule 3.3, as of the date of this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of the Company or any subsidiary of the Company, (ii) no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any subsidiary of the Company, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating the Company or any subsidiary of the Company to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company, or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of the Company, (iv) no agreements or arrangements under which


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


the Company or any subsidiary of the Company is obligated to register the sale of any of its securities under the Act (except as provided hereunder) and (v) no restrictions upon, or Contracts (as defined in Section 5.5) or understandings of the Company or any subsidiary of the Company, or, to the knowledge of the Company, Contracts or understandings of any other person, with respect to, the voting or transfer of any shares of capital stock of the Company or any subsidiary of the Company. Except as set forth on Schedule 3.3, there are no securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Equity Documents (collectively, the "Transactions"). Except as set forth on
Schedule 3.3, no party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the Company's securities. Except as set forth on Schedule 3.3, there are no provisions of the certificate of incorporation or by-laws of the Company in each case, as amended through the date hereof, no agreements to which the Company or any of its affiliates is a party and no agreements by which the Company or any of its affiliates is bound, that would (a) require the vote of the holders of more than a majority of the voting power of the shares of the Company's issued and outstanding Common Stock to take or prevent any corporate action, other than those matters requiring a class vote under the Delaware General Corporation Law (the "DGCL"), or (b) entitle any party to nominate or elect any director of the Company or require any of the Company's stockholders to vote for any such nominee or other person as a director of the Company. As used in this Agreement, the term "person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

         3.4. No Violation; Consents. (a) Subject to the filing and consents referred to in Section 3.4(b), the execution, delivery and performance by the Company of each of the applicable Equity Documents and the consummation by the Company of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants. The execution, delivery and performance by the Company of each of the applicable Equity Documents and the consummation of the Transactions
(i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any STAR Subsidiary is a party or by which the Company or any STAR Subsidiary is bound or to which any of their respective assets is subject, or
(B) result in the creation or imposition of any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind ("Lien") upon any of the assets of the Company or any STAR Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and
(ii) will not conflict with or violate any provision of the Second Amended and Restated Certificate of Incorporation or Bylaws of the Company currently in effect or in effect as of the Closing.


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


              (b) Except for (i) applicable filings, if any, required by applicable federal and state securities laws and identified in Schedule 3.4(b) hereto, and (ii) applicable filings, if any, required by the Federal Communication Commission and state public utility commissions which, in each case referred to in clauses (i) - (ii), shall be made on or prior to the date of the Closing, and except as contemplated by the Warrants and the Registration Rights Agreement, no consent, authorization or order of, or filing or registration with, any Governmental Entity or other Person is required to be obtained or made by the Company or any subsidiary of the Company for the execution and delivery of the Equity Documents or the consummation by the Company of the Transactions except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants.

         3.5. Company Reports; Financial Statements. (a) The Company has filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"). As of the respective dates of their filing with the SEC, the Company Reports complied in all material respects with the applicable provisions of the Act and the 1934 Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All reports, registration statements and other filings filed by the Company with the SEC since December 31, 1999 (including exhibits and any amendments thereto and documents incorporated by reference therein) are referred to in this Agreement as the "Company Reports".

              (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, changes in stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows, and changes in stockholders' equity, as the case may be, of the Company and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that, except with respect to any adjustments to the value of any of the Company's assets and the Company's accounts receivable, will not be material in amount or effect), and in each case has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, and in compliance in all material respects with the rules and regulations of the SEC.


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         3.6. Absence of Certain Changes. Except as disclosed in the Company
Reports filed and publicly available prior to the date hereof and except as set forth on Schedule 3.6 hereto, since December 31, 1999 there has not been any event or occurrence or any change in the financial condition, properties, business or results of operations of the Company that has had or could reasonably be expected to have a Company Material Adverse Effect.

         3.7. Compliance with Laws. Except as set forth in the Company Reports filed and publicly available prior to the date hereof, the business of the Company has not been, and is not being, conducted in violation of any Federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Transactions. Except as set forth in the Company Reports filed and publicly available prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any subsidiary of the Company is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Transactions.

         3.8. Private Offering. Based, in part, on IDT's representations in
Section 2, the offer and sale of the Investor Securities is exempt from the registration and prospectus delivery requirements of the Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Act, the integration of such offering with the offering and sale of the Investor Securities), that would subject the issuance of the Investor Securities to the registration provisions of the Act.

         3.9. Litigation. Except as disclosed in the Company Reports filed and publicly available prior to the date hereof, there are not any (a) outstanding judgments against or affecting the Company or any of the STAR Subsidiaries, or
(b) proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the STAR Subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Transactions or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants or (ii) if resolved adversely to the Company or any subsidiary of the Company, would have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants.

         3.10. Permits and Licenses. The Company and the STAR Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the


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Company and its subsidiaries to conduct their respective businesses as currently conducted, except for those the failure of which to be obtained would not have a Company Material Adverse Effect or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants.

         3.11. Liabilities. Except as disclosed in the Company Reports filed and publicly available prior to the date hereof, and except as set forth on Schedule
3.11 hereof, there are no obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the officers of the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates that could have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants.

         3.12. Business Combination Statutes. (a) The Company's Board of Directors has taken all action necessary to approve this Agreement and the other Equity Documents and the consummation of any of the Transactions for purposes of
Section 203 of the DGCL, so that the limitations set forth in Section 203 of the DGCL shall not apply as a result of the delivery and execution of this Agreement and the other Equity Documents and the consummation of any of the Transactions.

              (b) No other "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation applies to this Agreement (each a "Takeover Statute"), any of the other Equity Documents or any of the Transactions. The Company has no shareholder rights agreement or plan in effect that causes or permits, or will cause or permit, stockholders to exercise rights as a result of the existence or implementation of this Agreement, any of the other Equity Documents, or any of the Transactions, and the Company has issued no rights pursuant to any stockholder rights agreement or plan that have, or would, become unredeemable or exercisable as a result of the execution, delivery or performance of any of this Agreement or any of the other Equity Documents or the consummation of any of the Transactions.

         Section 4. Covenants.

         4.1. Compliance with Conditions; Commercially Reasonable Efforts. (a) The Company shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of IDT to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions in accordance with the terms of this Agreement.


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              (b) IDT shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of the Company to be satisfied. Upon the terms and subject to the conditions of this Agreement, IDT will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions in accordance with the terms of this Agreement. Nothing herein shall be construed to require IDT or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to IDT or its Affiliates, as applicable.

         As used in this Agreement, the term "Affiliates" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

         4.2. Consents and Approvals. (a) The Company (i) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and of all other persons required in connection with the execution, delivery and performance by the Company of the Equity Documents or the consummation of the Transactions and
(ii) shall diligently assist and cooperate with IDT in preparing and filing all documents required to be submitted by IDT to any Governmental Entity in connection with the Transactions (which assistance and cooperation shall include, without limitation, timely furnishing, upon written requests, to IDT all information concerning the Company and the subsidiaries that counsel to IDT reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Nothing herein shall be construed to require the Company or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to the Company or its Affiliates as applicable.

              (b) IDT (i) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and of all other persons required in connection with the execution, delivery and performance by IDT of this Agreement or the consummation of the Transactions and (ii) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Entity in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning IDT that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Nothing herein shall be construed to require IDT or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any


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


conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to IDT or its Affiliates, as applicable.

              (c) Notwithstanding clause (b) of this Section 4.2, the Company acknowledges and agrees that IDT may elect to waive the condition in Section 5.4 with respect to one or more of the Governmental Entities from which it is required to obtain a consent, waiver, authorization or approval with respect to any of the Transactions, in which case the condition of the Company set forth in
Section 6.3 shall also be waived (without any action or consent on the part of the Company) to the same extent with respect to the same Governmental Entities. IDT and the Company shall continue to use all commercially reasonable efforts to cooperate to obtain any and all such consents, waivers, authorizations and approvals, as soon as reasonably practicable, thereafter, including if relevant after Closing if the Closing occurs prior to the time IDT and the Company have obtained all such consents, waivers, authorizations and approvals. If after Closing, any such Governmental Entity issues an order, decree, judgment or similar declaration declaring IDT's purchase of the Shares invalid or illegal, IDT shall have the right to cause the Company, upon written notice, to repurchase any or all such Shares at the Purchase Price. Any such repurchase shall be completed within five Business Days after written notice has been delivered by IDT to the Company.

         4.3. Listing of Initial Shares, Shares and Warrant Shares. The Company shall cause the Initial Shares, Shares and Warrant Shares to be listed or otherwise eligible for trading on the NASDAQ National Market System and any such other national securities exchange that the Common Stock may from time to time be listed or authorized to trade on.

         4.4. Future Issuances. For so long as IDT owns at least 5% of the Common Stock, the Company hereby agrees not to issue any additional equity capital, or securities convertible to, or otherwise exchangeable into, equity capital of the Company, without the prior written approval of IDT; provided that the issuance of any shares of Common Stock and any option to acquire shares of Common Stock, at any time and from time to time, that is not senior in any respect to the Shares and Warrant Shares shall be permitted.

         4.5. Restrictions of Further Acquisitions. (a) IDT covenants and agrees that, except as otherwise permitted by the terms of this Agreement, until a Release Date (as defined below) occurs, neither IDT nor any of its Affiliates (collectively, the "Restricted Group") shall, directly or indirectly in any manner, acquire, offer or propose to acquire or agree to acquire (whether publicly or otherwise) Common Stock, any other capital stock of the Company or other securities of the Company entitled to vote generally in the election of directors of the Company or at any regular or special meeting of the stockholders of the Company ("Voting Stock"), or any direct or indirect rights, options or warrants of the Company to acquire any Voting Stock or any securities of the Company convertible or exercisable into or exchangeable for any of the foregoing (whether or not currently convertible, exercisable or exchangeable) (all of the foregoing, collectively, "Voting Securities") (including without limitation "beneficial ownership" of any such securities, within the meaning set forth in Rule 13d-3 under the Exchange Act ("Beneficial Ownership")), which acquisition would cause the Restricted Group Ownership Percentage (as defined below) to exceed 25.0% (other than an acquisition with the prior approval of a majority of the directors of the Board of Directors of the Company). "Restricted Group Ownership Percentage" shall mean the aggregate percentage Beneficial Ownership by the members of the Restricted Group of the Company's Voting Securities, in each case calculated in the manner set forth in Rule 13d-3 under the Exchange Act. "Release Date" shall mean February 7, 2003.

                  (b) The restrictions set forth in clause (a) of this Section
4.5 shall not prevent the Restricted Group from making a written acquisition proposal to the Board of Directors of the Company (or from publicly announcing the making of such a written proposal not less than eight Business Days after it has been made, if not previously made public by the Company) that is designed to compete with a definitive, bona fide written offer for not less than 50.1% of the capital stock or assets of the Company that has either been made in writing by a third party to the Board of Directors or has been publicly commenced by a third party through the launching of a tender offer or by other similar means (whether or not pursuant to an agreement with the Company), in any such event which offer was not directly or indirectly induced by any member of the Restricted Group.

         4.6. Stockholder Approval. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Common Stock as promptly as practicable to consider and vote upon the approval of the issuance of the Warrant Shares.

         4.7. Takeover Statute. If any Takeover Statute is or may become applicable to the Transactions, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Equity Documents and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         Section 5. Conditions to Obligations of IDT. The obligation of IDT to pay the Purchase Price for the Shares and Warrants to the Company against delivery of the share certificate(s) and the Warrant Certificate therefor at the Closing is absolute, subject to the fulfillment or waiver at or before the Closing of each of the following conditions, any or all of which may be waived by IDT:

         5.1. Representations and Warranties. The representations and warranties of the Company set forth in Section 3 hereof shall have been true and correct in all material respects when made and, if Closing occurs on a date other than the date hereof, true and correct in all material respects as of the date of the Closing with the same force and effect as though made on and as of the date of the Closing.

         5.2. Covenants. The Company shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with at or prior to the date of the Closing.

         5.3. Authorized Securities. The issuance of the Shares and Warrants shall have been duly authorized, and upon payment of the Purchase Price by IDT and delivery of the Shares and Warrants by the Company, the Shares and Warrants shall be validly issued, fully paid and nonassessable.

         5.4. Governmental Filings. Subject to Section 4.2(c), all notices, reports and other filings required to be made by the Company with, and consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity or court ("Governmental Entity"), in connection with the execution, delivery and performance of the Equity Documents by the Company and the issuance and sale of the Shares by the Company hereunder and upon the exercise by IDT of the Warrants have been made or obtained, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or to materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants.

         5.5. No Violation. The execution, delivery and performance of the Equity Documents by the Company, the issuance and sale of the Shares and Warrants by the Company hereunder and the issue of the Warrant Shares upon the exercise by IDT of the Warrants do not and will not constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, in each case as amended through the date hereof, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any law or governmental or non-governmental permit or license to which the Company is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to materially impair the benefit of IDT's investment hereunder or its ability to exercise the Warrants. Subject to Section 4.2(c), no provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

         5.6. Certificate. IDT shall have received (i) a certificate, dated as of the date of the Closing, executed by an executive officer of the Company and stating that the conditions set forth in Section 5.1, 5.2, 5.3, 5.4 and 5.5 above have been satisfied, (ii) a certificate of the secretary of the Company covering such matters as are customarily covered by such certificates, and (iii) a long form good standing certificate for the Company, together with a telegraphic "bring-down" to the Business Day immediately prior to closing, from the Secretary of State of the State of Delaware.

         5.7. Opinion of Counsel to the Company. IDT shall have received an opinion of counsel to the Company with respect to matters relating to the transactions contemplated hereby as IDT reasonably may request, in each case addressed to IDT, dated the date of the Closing and in form and substance reasonably satisfactory to IDT.

         5.8. Registration Rights Agreement and Warrants. The Registration Rights Agreement and the Warrants shall have been duly executed and delivered by the Company.

         5.9. No Adverse Change. Except as previously disclosed to IDT, there shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (x) on the business, assets, financial condition, or results of operations of the Company and its subsidiaries taken as a whole or (y) on the ability of the Company and its subsidiaries to perform on a timely basis any material obligation under this Agreement or the other Equity Documents or to consummate the Transactions contemplated hereby.

         Section 6. Conditions to Obligations of the Company. The obligation of the Company to deliver the Shares and Warrants to IDT at the Closing against payment of the Purchase Price is absolute, subject to the fulfillment or waiver at or before the Closing of each of the following conditions, any or all of which may be waived by the Company:

         6.1. Representations and Warranties. The representations and warranties of IDT set forth in Section 2 hereof shall have been true and correct in all material respects when made and, if Closing occurring on a date other than the date hereof, true and correct in all material respects as of the date of the Closing with the same force and effect as though made on and as of the date of the Closing.

         6.2. Covenants. IDT shall have performed all of its obligations and agreements and complied with all of its covenants contained in this Agreement to be performed and complied with at or prior to the date of the Closing.

         6.3. Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by IDT.

         Section 7. Transfer Limitations: 1933 Act Legend. (a) Unless sold pursuant to an effective registration statement, each certificate representing the Investor Securities shall bear a legend substantially in the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY

         NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER THE ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATEARE MAY ALSO BE SUBJECT TO A PROXY IN FAVOR OF THE CHIEF EXECUTIVE OFFICER OF THE COMPANY".

              (b) The foregoing legend shall be removed from the certificates representing any shares of Common Stock or Warrants, at the request of the holder thereof, at such time as (i) they are sold pursuant to an effective registration statement, (ii) they become eligible for resale pursuant to Rule 144(k) or another provision of Rule 144 of the Act pursuant to which all or a portion of the Investor Securities could be sold in a single transaction, or
(iii) an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the proposed transfer is exempt from the Act.

         Section 8. Indemnification.
                    ---------------

         8.1. Company Indemnification. The Company covenants and agrees to defend, indemnify and save and hold IDT harmless, together with its officers, directors, partners, shareholders, employees, Affiliates and beneficial owners, from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Company or a third party claim) arising out of or resulting from:

              (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any writing delivered pursuant to this Agreement; or

              (ii) the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement.

         8.2. Procedure. If IDT is entitled to be indemnified pursuant to
Section 8.1, IDT shall notify the Company in writing of any action against IDT in respect of which the Company is or may be obligated to provide indemnification on account of Section 8.1, promptly after the receipt of notice. The omission of IDT so to notify the Company of any such action shall not relieve the Company from any liability which it may have to IDT except to the extent the Company shall have been materially prejudiced by the omission of IDT so to notify the Company, pursuant to this Section 8.2. In case any such action shall be brought against IDT and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that the Company may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Company, and after notice from the Company to IDT of its election so to assume the defense thereof, the Company will not be liable to IDT under Section 8.1 for any legal or other expense subsequently incurred by IDT in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Company; provided, however, that (i) if the Company shall elect not to assume the defense of such claim or action or shall fail to do so in a prompt manner or (ii) if IDT reasonably determines (x) that there may be an actual or potential conflict between the positions of the Company and of IDT in defending such claim or action or (y) that there may be legal defenses available to IDT different from or in addition to those available to the Company, then separate counsel for IDT shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the Company shall be liable for any reasonable legal or other expenses incurred by IDT in connection with the defense.

         8.3. Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy IDT may have for breach of representation, warranty, covenant or agreement.

         Section 9. Miscellaneous.
                    -------------

         9.1. Termination. (a) This Agreement may be terminated (i) at any time prior to the date of the Closing by mutual written agreement of the Company and IDT, (ii) if the Closing shall not have occurred on or prior to April 30, 2001 (the "Outside Date"), by IDT at any time after the Outside Date, or (iii) by either party, in the event that the other party has breached any of its material obligations under this Agreement.

              (b) If this Agreement is terminated, as permitted by Section 9.1(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party,
(ii) failure to perform a covenant made by it in this Agreement or (iii) breach by any party hereto of any of its representations or warranties contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach, subject to the express limitations of
Section 8.

         9.2. No Assignment. The Company may not assign this Agreement or any of its rights hereunder without the prior written consent of IDT. IDT may not assign this Agreement or any of its rights hereunder, except to a subsidiary of IDT Corporation, without the prior written consent of the Company; upon any such assignment by IDT, IDT shall be fully released from all obligations hereunder and shall cease to be a party hereto. Any purported assignment which does not comply with the foregoing provisions of this Section 9.2 shall be null and void. This Agreement shall be binding upon each of the parties hereto and their respective permitted successors and assigns.

         9.3. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING INITIATED BY A PARTY TO THIS AGREEMENT ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PARTIES HERETO HEREBY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MY NOW HAVE OR HEREAFTER OBTAIN TO THE LAYING OF VENUE IN ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

         9.4. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

         9.5. Captions and Headings. The captions and headings used in this Agreement are for onvenience only and are not to be considered in construing or interpreting this Agreement.

         9.6. Notices. All notices to be given herein shall be effective upon receipt and shall be in writing and delivered personally or by recognized delivery service or mailed, first class mail, postage prepaid or given by telegram, telecopy or other similar means (followed with a confirmation by mail) to the parties, as the case may be, at the following address or such other address as may hereafter be designated, in writing, by the respective party in accordance with this paragraph:

                  If to the Company, to:

                  STAR Telecommunications, Inc.
                  223 East de La Guerra Street
                  Santa Barbara, California 93101
                  Attention: Brett Messing
                  Fax:  (805) 884-1137

                  If to IDT, to:

                  IDT Investments Inc.
                  2325 B Renaissance Drive
                  Las Vegas, Nevada 89119
                  Attention:  President
                  Fax:  (702) 966-4247
                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention: John Evangelakos
                  Fax:  (212) 558-3588

         9.7. Amendments and Waivers. All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Company and IDT. No consent or waiver, express or implied, by a party in the performance by the other party to or of any breach or default by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party hereunder. The giving of consent by a party in any one instance shall not limit or waive the necessity to obtain such party's consent in any future instance. No waiver of any rights under this Agreement shall be binding unless it is in writing signed by the party waiving such rights.

         9.8. Severability. If any term or provision hereof or the application thereof to any circumstance shall be held invalid or unenforceable, such term or provision shall be ineffective but shall not affect in any respect whatsoever the validity of the remainder of this Agreement; and the parties shall immediately renegotiate such term or provision to eliminate such invalidity or unenforceability, maintaining to the greatest extent permissible the spirit of the Agreement as originally written.

         9.9. Entire Agreement. This Agreement (and the Annexes and Schedules hereto), the Registration Rights Agreement and the Warrants constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and discussions between them, including the letter agreement, executed and delivered by the Company and IDT on January 23, 2001 (the "Letter Agreement"); provided, that the obligations of the parties hereto with respect to claims asserted for any breach of the provisions of the Letter Agreement prior to the date hereof, shall survive until such claims are finally adjudicated or otherwise resolved.

         9.10. Specific Enforcement. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11. Expenses. Each party hereto shall pay its own (including, without limitation, legal fees and disbursements) legal fees and expenses incurred in connection with the fulfillment of its respective obligations and the preparation, negotiation and execution of the Equity Documents.

         9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE EQUITY DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 9.12 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.


                       [Signatures on the following page.]

         IN WITNESS WHEREOF, the parties have executed this Investment Agreement as of the date first above written.




                                              STAR TELECOMMUNICATIONS, INC.



                                              By:  /s/ Brett Messing
                                                 -------------------------------
                                                 Name: Brett Messing
                                                 Title:Chairman & Chief
                                                        Executive Officer


                                               IDT INVESTMENTS INC.



                                              By: /s/ Jonathan Levy
                                                 -------------------------------
                                                 Name:  Jonathan Levy
                                                 Title: Treasurer